EXHIBIT 1

Joint Filing Agreement

The undersigned hereby agree that the Schedule 13D with respect to the Common Stock, par value $0.001 per share, of NEAH POWER SYSTEMS, INC., dated as of July 17, 2012, is, and any amendments thereto, signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended

Dated: July 17, 2012	New Power Solutions, LLC

	By:	/s/ Joerg H. Klaube
Name: Joerg H. Klaube
Title: Managing Member
/s/ john Toedtman
John Toedtman, Individually

/s/ Joerg H. Klaube
Joerg H. Klaube, Individually